EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-91141, 333-54118, 333-74920) and Form S-3 (File Nos. 333-59224 and 333-68446) of Plains All American Pipeline, L.P. of our reports dated March 30, 2004, except as to the matters discussed in the Note 1 caption “Restatement of Financial Results” and in Note 10 which the date is June 15, 2004 relating to the consolidated financial statements of Link Energy LLC and its subsidiaries (Successor Company) and EOTT Energy Partners, L.P. and its subsidiaries (Predecessor Company), which appear in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Houston, Texas

June 15, 2004